Exhibit 99.1

Santander Holdings USA, Inc. Announces Preferred Dividend and Redemption of All Outstanding Depositary Shares Representing Interests in Its Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series H

BOSTON, November 6, 2026—Santander Holdings USA, Inc. (“SHUSA”) today announced that its Board of Directors declared a quarterly cash dividend of $328.125 per share ($0.328125 per each depositary share (the “Depositary Shares”), NYSE: SNUS PF H, CUSIP 80282 K700, 1,000 of which represents one preferred share) on its Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series H (“Series H Preferred Stock”), payable December 15, 2026, to shareholders of record on November 30, 2026.

SHUSA also announced that, on December 15, 2026, it will redeem all 6,000 outstanding shares of its Series H Preferred Stock, and the corresponding 6,000,000 Depositary Shares. The Depositary Shares will be redeemed at a redemption price of $25.00 per Depositary Share.

The redemption price does not include the regular quarterly dividend that was declared and will be paid in the customary manner.

The Depositary Shares are held in book-entry form through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Depositary Shares will be made by Broadridge Corporate Issuer Solutions, LLC as redemption agent. The address for Broadridge Corporate Issuer Solutions, LLC is 51 Mercedes Way, Edgewood, NY 11717, Attention: President.

About SHUSA

SHUSA is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (“Santander”), recognized as one of the world’s most admired companies by Fortune Magazine in 2026, with more than 182 million customers in the United States, Europe and Latin America. SHUSA is the intermediate holding company for Santander’s five growing businesses in the United States. Santander’s U.S. presence consists of auto lending, retail and digital banking, commercial banking, corporate and investment banking, and wealth management businesses. In August 2026, Santander closed on its acquisition of Webster Financial Corporation and, indirectly, Webster Bank, N.A, creating a leading retail and commercial bank in the United States by assets with an expanded presence in the Northeast. In the U.S. market, Santander also is recognized as a top-10 auto lender and a top-10 multifamily bank lender and servicer, and operates one of the fastest growing digital banks, Openbank by Santander, as a division of Santander Bank, N.A. For more information about SHUSA, please visit www.santanderus.com.

MEDIA

Andrew Simonelli

mediarelations@santander.us

Investor Relations

Patrick Thomas

investorrelations@santanderconsumerusa.com